Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS ACCESSORIES REPORTS FIRST QUARTER
FISCAL 2007 RESULTS
— Declares 14th Consecutive Quarterly Dividend —
ARLINGTON, TX, October 25, 2006 — Tandy Brands Accessories, Inc. (Nasdaq NM:TBAC) today announced financial results for the first quarter ended September 30, 2006.
For the first quarter of fiscal 2007, net sales decreased 6.2% to $57.2 million compared to $60.9 million for the same period last year. The Company reported an increase in net income to $2.8 million, or $0.41 per diluted share, compared to net income of $1.5 million, or $0.22 per diluted share, in the prior year’s first quarter.
The decrease in net sales was a result of the Company’s exit from several lower-margin women’s categories, which resulted in a 350 basis point improvement in first quarter fiscal 2007 gross margins to 36.8% compared to 33.3% in the prior year period. Selling, general and administrative expenses decreased $1.4 million, or 8.4%, to $14.8 million, compared to $16.2 million for the prior year period, primarily due to the Company’s restructuring efforts.
J.S.B. Jenkins, President and Chief Executive Officer commented, “We believe we made strong progress in our overall performance in the first quarter. While total revenues were down due to our exit from several lower-margin women’s categories, sales from remaining categories in the women’s segment exceeded our internal projections. Sales in our men’s segment increased 7.9% for the first quarter due to increased demand for belts and gift accessories in most of our major channels of distribution.”
Mr. Jenkins continued, “We have worked very hard over the past year to improve the operational and financial performance in our business and believe our efforts are beginning to pay off. In addition to our exit from certain underperforming women’s categories, we have improved our shipping efficiencies, hired key senior personnel, consolidated our two women’s divisions, reduced our workforce and maintained a cautious position on spending.”
“We have also made significant improvements to our balance sheet compared to the first quarter last year. Our debt position continues to decrease, our cash flow is strong, and our inventory levels are much improved. We are also proud to be paying our 14th consecutive dividend.”

Mr. Jenkins concluded, “Many of our initiatives are having a positive impact on our financial performance. We remain focused on improving our prospects for growth and believe we are off to a good start in fiscal 2007.”
The Company anticipates full year fiscal 2007 sales to be in the range of $177 to $182 million and fiscal 2007 earnings per share to be in the range of $0.67 to $0.72 per diluted share.
The Company also reported that the Board of Directors approved a quarterly dividend of $0.0275 per common share that will be payable January 19, 2007, to shareholders of record at the close of business on December 29, 2006.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ first quarter results in a conference call to be held today, Wednesday, October 25, 2006, at 10:00 a.m. ET. The dial-in number for the call is (706) 679-3799; conference code: 9437492. A live webcast of the conference call will also be broadcast at: www.viavid.net. For those who are unable to listen to the live broadcast, an audio replay of the call will be available through Wednesday, November 1, 2006, and can be accessed by dialing (706) 645-9291; conference code: 9437492.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs, manufactures and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.
(Tables to follow)

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	September 30
	2006	2005

Net sales	$57,199	$60,948
Cost of goods sold	36,172	40,668

Gross margin	21,027	20,280

Selling, general and administrative expenses	14,795	16,151
Depreciation and amortization	1,221	1,292

Total operating expenses	16,016	17,443

Operating income	5,011	2,837

Interest expense	(436)	(408)
Royalty and other income	55	10

Income before income taxes	4,630	2,439

Income taxes	1,801	972

Net income	$2,829	$1,467

Earnings per common share	$0.42	$0.22

Earnings per common share assuming dilution	$0.41	$0.22

Common shares outstanding	6,698	6,547

Common shares outstanding assuming dilution	6,887	6,683

Cash dividends declared per common share	$0.0275	$0.0275

TANDY BRANDS ACCESSORIES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30	June 30
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$3,544	$4,182
Accounts receivable	39,918	27,322
Inventories	69,763	61,770
Deferred income taxes	3,371	3,792
Other current assets	3,023	5,784

Total current assets	119,619	102,850
Property and equipment	37,945	37,119
Accumulated depreciation	(25,605)	(24,689)

Net property and equipment	12,340	12,430
Goodwill	16,292	16,292
Other intangibles	5,475	5,653
Other assets	1,763	1,719

	$155,489	$138,944

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,119	$10,106
Accrued expenses	6,918	6,214

Total current liabilities	26,037	16,320
Other liabilities:
Notes payable	18,000	14,000
Deferred income taxes	1,219	1,640
Supplemental executive retirement obligation	1,242	1,133
Other liabilities	1,087	1,012

Total other liabilities	21,548	17,785
Stockholders’ equity:
Common stock	6,829	6,795
Additional paid-in capital	32,358	31,911
Retained earnings	68,600	65,960
Accumulated other comprehensive income	965	988
Shares held by Benefit Restoration Plan Trust	(848)	(815)

Total stockholders’ equity	107,904	104,839

	$155,489	$138,944